Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS FOR THE THREE AND SIX

MONTHS ENDED AUGUST 31, 2017 AND DECLARES QUARTERLY DIVIDEND

Midlothian, TX. September 25, 2017 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2017. Highlights include:

•	Revenues increased $3.7 million, or 4.1% on a comparative quarter basis and $7.8 million, or 4.3% for the six month period.

•	Gross profit margin increased from 29.6% to 32.4% on a comparative quarter basis.

•	Diluted earnings per share from continuing operations increased from $0.26 to $0.34 for the quarter and from $0.52 to $0.64 for the six month period.

Financial Overview

The financial overview for the six months includes only the Company’s continuing print operations as the results of its discontinued apparel operations have not changed. The Company sold Alstyle Apparel on May 25, 2016, resulting in the print division becoming the continuing operations of the Company.

The Company’s revenues for the quarter ended August 31, 2017 were $94.9 million compared to $91.2 million for the same quarter last year, an increase of 4.1%. Gross profit margin (“margin”) was $30.8 million for the quarter, or 32.4%, as compared to $27.0 million, or 29.6% for the second quarter last year. Net earnings for the current quarter were $8.5 million, or $0.34 per diluted share compared to $6.8 million, or $0.26 per diluted share for the same quarter last year. During the 2016 second quarter, operational results included relocation and start-up costs arising from the Company’s folder operations and medical expenses in excess of historical levels. These costs and expenses negatively impacted the prior year’s quarterly net earnings by approximately $2.2 million, or $0.09 per diluted share.

The Company’s revenues for the six month period ended August 31, 2017 were $189.5 million compared to $181.7 million for the same period last year, an increase of 4.3%. Margin was $60.7 million, or 32.0%, as compared to $53.7 million, or 29.6% for the six month period ended August 31, 2017 and August 31, 2016, respectively. Earnings from continuing operations for the six month period ended August 31, 2017 were $16.3 million, or $0.64 per diluted share compared to $13.5 million, or $0.52 per diluted share for the same period last year. The costs from the folder relocation and higher than historical medical expenses negatively impacted the Company’s net loss for the six months ended August 31, 2016 by approximately $3.1 million, or $0.12 per diluted share.

Non-GAAP Reconciliations

To provide important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations, from time to time the Company reports adjusted gross profit margin, adjusted earnings and adjusted diluted earnings per share, each of which is a non-GAAP financial measure. To provide additional information, the Company also reports the non-GAAP financial measure of EBITDA (EBITDA is calculated as earnings from operations before interest, taxes, depreciation, and amortization).

Management believes that these non-GAAP financial measures provide useful information to investors as a supplement to reported GAAP financial information. Management reviews these non-GAAP financial measures on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. These non-GAAP financial measures provide useful information to management in evaluating the Company’s period-to-period performance because they eliminate certain items that the Company does not consider to be indicative of earnings from on-going operating activities. Management believes that excluding these items provides more information on the underlying trends in the Company’s operating performance and allows for enhanced comparisons of the Company’s operating results to historical performance and against competitors. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit agreement.

Reconciliations of non-GAAP financial measures included herein to the most directly comparable measures calculated and presented in accordance with GAAP are set forth in the following table. Other companies may calculate non-GAAP adjusted financial measures differently than the Company, which limits the usefulness of the non-GAAP measures for comparison with these other companies. While management believes the Company’s non-GAAP financial measures are useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute or an alternative for, or superior to, the related financial information prepared in accordance with GAAP. These measures should be evaluated only in conjunction with the Company’s comparable GAAP financial measures.

The following table reconciles EBITDA from continuing operations, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings from continuing operations (dollars in thousands).

	Three months ended August 31,		Six months ended August 31,
	2017	2016	2017	2016
Net earnings from continuing operations	$8,540	$6,784	$16,324	$13,467
Income tax expense	5,016	3,981	9,587	7,906
Interest expense	204	231	394	233
Depreciation and amortization	3,552	3,181	7,073	6,323

EBITDA from continuing operations (non-GAAP)	$17,312	$14,177	$33,378	$27,929

% of sales	18.2%	15.5%	17.6%	15.4%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “We continue to be pleased with our operational performance during the year. Our recent acquisition continues to perform nicely with operating results improving as integration continues to progress. For the six months ended August 31, 2017, this addition has added approximately $20.0 million in revenues and $0.07 to our diluted earnings per share. Recent changes to our health program appear to have stemmed the tide, at least for the time being, in the rising costs of medical claims. As a result, we did not take an additional charge to our medical reserve as we did in last year’s second quarter. Also, the negative impact of the relocation and start-up of a folder operating company seems to be behind us, which also positively impacted our quarterly results. It appears the costs and expenses experienced last year related to the folder operation relocation and higher than historical medical expense have been successfully dealt with and are behind us from an operational perspective. While we feel the environment overall will remain challenging, we are positive about the remainder of this fiscal year. We continue to further strengthen one of the strongest balance sheets in the industry and our cash position remains significant.”

In Other News

Ennis announces that on September 22, 2017 the Board of Directors declared a quarterly cash dividend of 20 cents a share on its common stock. The dividend is payable November 10, 2017 to shareholders of record on October 13, 2017.

About Ennis

Since 1909, Ennis has been primarily engaged in the production and sale of business forms and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, Ennis has production and distribution facilities strategically located throughout the USA to serve the Company’s national network of distributors. Ennis manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes, tags and labels and other custom products. For more information, visit www.ennis.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2017 and its Quarterly Report on Form 10-Q for the fiscal quarter ending May 31, 2017. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Ennis, Inc.
Condensed Consolidated Financial Information
(In thousands, except share and per share amounts)
	Three months ended		Six months ended
Condensed Consolidated Operating Results	August 31,		August 31,
	2017	2016	2017	2016
Revenues	$94,887	$91,246	$189,477	$181,656
Cost of goods sold	64,100	64,208	128,771	127,924

Gross profit margin	30,787	27,038	60,706	53,732
Operating expenses	17,144	16,053	34,531	32,130

Operating income	13,643	10,985	26,175	21,602
Other expense	87	220	264	229

Earnings from continuing operations before income taxes	13,556	10,765	25,911	21,373
Income tax expense	5,016	3,981	9,587	7,906

Earnings from continuing operations	8,540	6,784	16,324	13,467
Income from discontinued operations, net of tax	—	—	—	2,481
Loss on sale of discontinued operations, net of tax	—	—	—	(26,042)

Net earnings (loss)	$8,540	$6,784	$16,324	$(10,094)

Weighted average common shares outstanding
Basic	25,342,747	25,893,218	25,388,292	25,847,051

Diluted	25,366,001	25,910,375	25,405,863	25,868,799

Earnings (loss) per share—basic and diluted
Earnings per share on continuing operations	$0.34	$0.26	$0.64	$0.52
Earnings per share on discontinued operations	—	—	—	0.10

	0.34	0.26	0.64	0.62
Loss per share on sale of discontinued operations	—	—	—	(1.01)

Net earnings (loss)	$0.34	$0.26	$0.64	$(0.39)

Condensed Consolidated Balance Sheet Information	August 31, 2017	February 28, 2017
Assets
Current assets
Cash	$83,865	$80,466
Accounts receivable, net	38,171	37,368
Inventories, net	29,228	27,965
Other	3,652	3,451

	154,916	149,250

Property, plant & equipment	47,761	49,995
Other	123,223	125,040

	$325,900	$324,285

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$10,753	$14,202
Accrued expenses	15,543	15,766

	26,296	29,968

Long-term debt	30,000	30,000
Other non-current liabilities	13,624	12,962

Total liabilities	69,920	72,930

Shareholders’ equity	255,980	251,355

	$325,900	$324,285

	Six months ended August 31,
Condensed Consolidated Cash Flow Information	2017	2016
Cash provided by operating activities	$19,176	$29,078
Cash provided by (used in) investing activities	(2,915)	105,253
Cash used in financing activities	(12,862)	(57,063)

Change in cash	3,399	77,268
Cash at beginning of period	80,466	7,957

Cash at end of period	$83,865	$85,225

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